EXHIBIT 21.1

SUBSIDIARIES OF LIVEPERSON, INC.

LivePerson Ltd. (formerly HumanClick Ltd.) — Israel

Proficient Systems, Inc. — Georgia

Kasamba Inc. — Delaware

NuConomy Ltd. — Israel

LookIO, Inc. — California

Engage Pty Ltd. — Australia